Exhibit 10.2

LICENSE AGREEMENT

effective February 26, 2016

between

ALBA THERAPEUTICS CORPORATION

and

INNOVATE BIOPHARMACEUTICALS, INC.

EXHIBIT A	COPYRIGHTS
EXHIBIT A-1	INVENTORY
EXHIBIT B	LICENSED PATENTS
EXHIBIT C	UMD SUBLICENSE
EXHIBIT D	TRANSFERRED CONTRACTS
EXHIBIT E	DEVELOPMENT PLAN

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LICENSE AGREEMENT

This License Agreement (“Agreement”) effective as of February 26, 2016 (“Effective Date”) is made by and between Alba Therapeutics Corporation, a Delaware corporation (“Alba”), having an address at 100 International Drive, 23rd Floor, Baltimore, MD 21202, and Innovate Biopharmaceuticals, Inc., a Delaware corporation, having an address at 8601 Six Forks Road, Suite 400, Raleigh, NC 27615 (“Company”).

ARTICLE 1. BACKGROUND

1.01       Alba and Company are parties to an Option Agreement, dated October 7, 2015, as amended, in which Alba granted an exclusive option to Company for the purchase of Alba’s assets relating to Larazotide acetate and related compounds, which option was exercised by Company on January 15, 2016.

1.02       In lieu of entering into an asset purchase agreement, Alba and Company elected to enter into a license arrangement with respect to Alba’s Assets (as defined below) and an accompanying sublicense arrangement (in the form of Exhibit C) with respect to that certain Restated Master License Agreement, dated as of July 1, 2005, by and between Alba and the University of Maryland, Baltimore.

1.03       In furtherance of such license arrangement and a potential eventual asset transfer, Alba desires to grant, and the Company desires to accept, an exclusive license to the Assets, upon the terms and subject to the conditions set forth in this Agreement.

1.04       Subject to certain conditions set forth herein, upon completion by the Company of certain clinical milestones Alba desires to sell, and the Company desires to purchase, the Assets pursuant to an asset purchase agreement incorporating terms mutually agreed upon herein.

ARTICLE 2. DEFINITIONS

In this Agreement, the following terms have the meanings set forth in this Article.

2.01       “Affiliate”: Any entity that directly or indirectly controls, is controlled by, or is under common control with Company. “Control” means the right to exercise more than 50% of the voting rights of a controlled corporation, limited liability company, or partnership, or the power to direct or cause the direction of the management or policies of any other controlled entity.

2.02       “Assets”: Intellectual Property and all other assets owned or controlled by Alba primarily related to the Licensed Product, including, without limitation, all inventory (including inventory identified on Exhibit A-1), contracts, books, records, files, regulatory filings and data related to the Licensed Product.

2.03       “CeD PRO Instrument”: The Celiac Disease Patient Reported Outcome Instrument developed by Alba, including User Manual and Evidence Dossier, and any translations of the foregoing.

2.04       “Commercially Reasonably Efforts”: With respect to the performance of development, manufacturing or commercialization activities with respect to the Licensed Products by Company or its Affiliates, the expenditure of efforts and resources consistent with the usual and commercially reasonable practice of Company in the exercise of its reasonable business discretion (but no less efforts and resources than a similarly-situated company would reasonably be expected to expend), with respect to development, manufacturing or commercialization of other products that are of similar market potential at a similar stage in their development or product life.

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2.05       “Confidential Information”: Information relating to the subject matter of the Licensed Product or Patent Rights which has not been made public and includes, without limitation, any documents, drawings, sketches, models, designs, data, memoranda, tapes, records, formulae and algorithms, given orally, in hard copy form, or in electronic form, which Company receives from Alba, or Alba receives from Company.

2.06       “Copyrights & Trademarks”: The copyrights and trademarks listed on Exhibit A hereto.

2.07       “First Commercial Sale”: The initial transfer of a Licensed Product for compensation by Company, an Affiliate or a Sublicensee to a Third Party. First Commercial Sale shall not include any transfer or disposition of a sample or for charitable purposes (including, without limitation, pursuant to an early access, compassionate use, named patient, indigent access or patient assistance program), or for preclinical, clinical or regulatory purposes.

2.08       “Improvement”: An invention or discovery by Company directly related to the Patent Rights in the Licensed Field which is or may be patentable or otherwise protected under law, and is reasonably necessary for the practice of the Patent Rights by Alba or a third party.

2.09       “Intellectual Property”: Patent Rights, Copyrights & Trademarks and Know-How.

2.10       “Know-How”: All data, results, improvements, processes, methods, protocols, formulas, inventions, trade-secrets and other information, patentable or otherwise, which may include (but is not limited to) scientific, research and development, manufacturing know-how, pre-clinical, clinical, regulatory, manufacturing, safety, marketing, financial and commercial information or data which is owned or controlled by Alba and are necessary or useful to the research, development and/or commercialization of the Licensed Product.

2.11       “Licensed Field”: All fields.

2.12       “Licensed Product(s)”: Any pharmaceutical composition containing, consisting of, or comprising: (i) [***]; (ii) larazotide, including any salt or ester thereof including larazotide acetate; and (iii) to the extent not contemplated by the preceding clauses (i)-(ii), a compound for treating or preventing a condition, including but not limited to Celiac Disease, or its use in treatment or prevention of a condition, including but not limited to Celiac Disease, where the compound or method of use is covered by an issued Licensed Patent

2.13       “MAA”: A marketing authorization application filed with the European Medicines Agency or any successor agency thereto (“EMA”) to obtain regulatory approval for a new drug under the centralized EMA filing procedure or, if the centralized EMA filing procedure is not used, filed to obtain regulatory approval for a new drug using applicable procedures in accordance with applicable law in any European Union country.

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

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2.14       “NDA”: A New Drug Application for purposes of the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, and the rules, regulations, guidelines, guidances and requirements promulgated thereunder, as may be in effect.

2.15       “Net Sales”: The gross sales revenues and fees invoiced by Company, an Affiliate or a Sublicensee to independent Third Party purchasers who are not Affiliates, for the sale of Licensed Products, less the sum of the following: (a) credits, allowances, discounts and rebates to, and charge backs from the account of, such Third Party purchasers for spoiled, damaged, out-dated, rejected or returned Licensed Products; (b) actual freight and insurance costs incurred in transporting such Licensed Products to such Third Party purchasers; (c) cash, quantity and trade discounts and other price reductions; (d) sales, use, value-added and other direct taxes incurred (which term shall include any annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 allocable to such Licensed Product); (e) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of such Licensed Products; and (f) the cost to Third Party purchasers of the devices for dispensing or administering such Licensed Products, as well as diluents or similar materials which accompany such Licensed Products as they are sold.

Net Sales do not include any resales of Licensed Product after its sale by Company, an Affiliate or a Sublicensee to a Third Party purchaser. In computing Net Sales, (1) no deductions from gross revenues and fees will be made for commissions paid to individuals, whether they be with independent sales agencies or regularly employed on the payroll by Company, its Affiliate(s) or Sublicensee(s), or for cost of collections, and (2) Licensed Products will be considered sold when invoiced.

2.16       “Patent Rights”: Alba’s interest in the patents and patent applications related to the Licensed Product, as further itemized in Exhibit B, including (i) patents and patents that may issue from the applications, (ii) all continuations, continuations-in-part, divisions, reissues, re-examinations or extensions of the foregoing, and (iii) and foreign counterparts of any of the foregoing.

2.17       “Phase 3 Trial”: A controlled clinical study of a Licensed Product that is prospectively designed to demonstrate with statistical significance the efficacy and safety of the Licensed Product for use in a particular indication and that is sufficient to obtain regulatory approval by the FDA to market the Licensed Product in such indication.

2.18       “Sublicensee”: A person or entity, including an Affiliate, to which Company sublicenses all or some of the Patent Rights or Assets.

2.19       “Third Party”: Any entity or person other than Alba, Company, an Affiliate or a Sublicensee.

2.20       “Transferred IND” shall mean the Investigational New Drug Application (IND# 70,568) for larazotide acetate submitted on September 11, 2005 (Serial Number 0000).

ARTICLE 3. GRANT OF LICENSE; Assignment of Contracts; OPTION

3.01       Alba hereby grants to Company, and Company accepts, an exclusive worldwide license under the Assets, including the Patent Rights, to conduct research and development and to make, have made, use, lease, offer to sell, sell and import the Licensed Products within the Licensed Field, anywhere in the world, for the term of this Agreement; provided, however, that with respect to the CeD PRO Instrument, such license shall be exclusive, subject only to licenses granted prior to the Effective Date which licenses are included in the Transferred Contracts.

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3.02       During the term of this Agreement, Company may transfer its rights to an Affiliate consistent with this Agreement, provided Company is responsible for the obligations of its Affiliate relevant to this Agreement, including the payment of milestones, whether or not paid to Company by its Affiliate.

3.03       During the term of this Agreement, Company may grant sublicenses consistent with this Agreement, provided Company is responsible for the obligations of its Sublicensees relevant to this Agreement, including the payment of milestones, whether or not paid to Company by its Sublicensees, and provided further that in no event shall Company grant such a sublicense without first obtaining Alba’s written consent, which consent shall not be unreasonably withheld. For clarification, no consent requirement shall be applicable after execution of the Asset Purchase Agreement.

3.04       Company will identify its Affiliates and its Sublicensees under this Agreement to Alba by name, address and field of sublicense (both as to geography and subject matter), and any other reasonable information necessary for Alba to conduct a meaningful audit under Section 9.01 below, except that Company reserves the right to redact any and all Confidential Information that is nonessential to any such Alba audit.

3.05       Alba hereby assigns to Company, and Company hereby assumes, Alba’s rights and all obligations first arising after the Effective Date under (i) the contracts identified on Exhibit D attached hereto (the “Transferred Contracts”) and (ii) the Transferred IND, and Alba shall have no liability thereunder for obligations first arising from and after the Effective Date, and the Company hereby agrees to indemnify Alba against any and all such liabilities thereunder; provided that, in the event this Agreement terminates for any reason, Company shall execute any and all documents necessary to assign back to Alba, and Alba shall assume back from Company, Alba’s rights and obligations under the Transferred Contracts and the Transferred IND. Company shall not transfer, assign, modify, sublicense or terminate the Transferred Contracts or the Transferred IND without first obtaining Alba’s written consent, which consent shall not be unreasonably withheld; provided, however, that Company may assign the Transferred Contracts and the Transferred IND in connection with an assignment of this Agreement pursuant to Article 12; and provided further that such assignments be subject to Alba’s reversion rights as set forth in the immediately preceding sentence.

3.06       (a)         Upon payment by Company of the first Milestone Payment (as defined in Section 5.01(b) below), and provided that Company has delivered to Alba reasonable evidence of sufficient financial resources necessary to complete Company’s Phase 3 Trial in accordance with the Development Plan (as defined below), Company shall have an exclusive option to purchase (the “Company Option to Purchase”) the Assets from Alba pursuant to the terms of a customary asset purchase agreement (an “Asset Purchase Agreement”), exercisable by Company’s delivery to Alba, on or before the first (1st) anniversary of such first Milestone Payment, of a written notice informing Alba that Company is exercising its Company Option to Purchase (such notice, the “Company Exercise Notice”).

(b)       During the term of this Agreement, Alba shall have the right to sell (the “Alba Option to Sell”) the Assets to Company pursuant to the terms of an Asset Purchase Agreement, exercisable by Alba’s delivery to Company of a written notice informing the Company that Alba is exercising its Alba Option to Sell (such notice, the “Alba Exercise Notice”).

(c)       Upon either delivery by Company of the Company Exercise Notice or by Alba of the Alba Exercise Notice, Company and Alba agree to negotiate in good faith and execute an Asset Purchase Agreement within ninety (90) days following such delivery (the “Negotiation Period”). Should the Parties fail to enter into an Asset Purchase Agreement before the end of the Negotiation Period following Company’s delivery of the Company Exercise Notice, this License Agreement will remain in effect.

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(d)       Notwithstanding the forgoing, such Asset Purchase Agreement shall include at least the following provisions:

1.       a purchase price payable by Company to Alba for the purchase of the Assets that consists [***].

2.       indemnification provisions substantially similar to the indemnification provisions set forth in this Agreement, subject to appropriate escrows, baskets and caps consistent with an asset purchase transaction;

3.       the same diligence requirements set forth in this Agreement;

4.       reporting provisions whereby Company shall provide reasonable updates regarding product development, clinical and regulatory matters sufficient to enable Alba to satisfy its obligations to its stockholders; and

5.       for [***] ([***]) years following the effective date of the Asset Purchase Agreement, a covenant whereby Alba agrees it shall not directly or indirectly develop or commercialize any product that competes against the Licensed Product.

ARTICLE 4. COMPANY RESPONSIBILITIES

4.01       Company will use its Commercially Reasonable Efforts to bring one or more Licensed Products to market in accordance with the Development Plan (as defined below), subject in all cases to the following:

(a)       Company has delivered to Alba prior to execution of this Agreement a confidential development plan (the “Development Plan”) with respect to the development, manufacture and commercialization of the Licensed Product, a copy of which is attached hereto as Exhibit E. The Development Plan, and any reports or other information related thereto delivered by Company to Alba pursuant to Section 5.02(b) below, will be treated as Confidential Information by Alba.

(b)       To the extent that the Company’s responsibility for any aspect of the Development Plan is made the responsibility of an Affiliate or Sublicensee, Company retains its obligations to Alba as to this Article as if Company is solely responsible for that aspect.

4.02       Company agrees that any Licensed Products for use or sale in the United States will be manufactured substantially in the United States in accordance with the requirements of 35 U.S.C. Section 204 and 37 CFR 401.14(a)(i). In the event Company determines that compliance with this obligation is commercially impracticable, Company agrees that it will apply for a waiver of such obligation from the United States Government. In agreements with Affiliates and Sublicensees, Company will pass through this obligation. Company will use its best efforts to enforce this obligation and will promptly advise Alba of any known violations, or charges of violations, of this obligation.

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

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4.03       The use and disclosure of technical information acquired pursuant to this Agreement and the exercise of Patent Rights granted by this Agreement are subject to the export, assets, and financial control regulations of the United States of America, including, without limitation, restrictions under regulations of the United States that may be applicable to direct or indirect re-exportation of such technical information or of equipment, products, or services directly produced by use of such technical information. Company is responsible for taking any steps necessary to comply with such regulations.

ARTICLE 5. CONSIDERATION: PAYMENTS

In consideration of the license granted to Company:

5.01       (a)         At execution of this Agreement, Company will pay to Alba a one-time, non-refundable license fee of Four Hundred Thousand Dollars ($400,000.00).

(b)       In addition, Company shall make each of the following payments to Alba (each, a “Milestone Payment”) upon the occurrence of each of the following corresponding events (each, a “Milestone Trigger”):

	Milestone Payment	Milestone Trigger

1.	$[***]	Dosing of first patient in first Phase 3 Trial

2.	$[***]	First Acceptance of an NDA or MAA for a Licensed Product

3.	$[***]	First Approval of an NDA or MMA for a Licensed Product

4.	$2,500,000.00	First Commercial Sale for a Licensed Product

5.	$[***]	First instance of annual Net Sales of Licensed Products in any calendar year exceeding $100,000,000.00

6.	$[***]	First instance of annual Net Sales of Licensed Products in any calendar year exceeding $500,000,000.00

7.	$[***]	First instance of annual Net Sales of Licensed Products in any calendar year exceeding $1,000,000,000.00

8.	$[***]	First instance of annual Net Sales of Licensed Products in any calendar year exceeding $1,500,000,000.00

(c)       For the avoidance of doubt, if Company achieves more than one of the Milestone Triggers in the same calendar year, then Company shall, at the time prescribed in this Article 5, pay to Alba the applicable Milestone Payments for all of such Milestone Triggers achieved in such calendar year. For example, if Net Sales for a calendar year are $500,000,000.00 and Company has not previously paid to Alba the Milestone Payment applicable to Milestone Trigger 5 (but has previously paid to Alba the Milestone Payments applicable to Milestone Triggers 1, 2, 3 and 4), then Company shall pay $[***] to Alba (the sum of the Milestone Payments applicable to Milestone Triggers 5 and 6).

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

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5.02       From and after the Effective Date:

(a)       Company shall use its Commercially Reasonable Efforts to cause each Milestone Trigger to occur as promptly as practicable and shall not take any action or omit to take any action with the intent of circumventing or delaying any Milestone Trigger or Company’s obligations set forth in this Article V.

(b)       No later than forty five (45) days after the end of each calendar quarter (until Milestone Payment #3 has been made), Company shall provide Alba with a written report for such calendar quarter (each, a “Milestone Report”), in each case, setting forth in reasonable detail all material development, manufacturing and commercialization activities undertaken by or on behalf of Company, during such quarter with respect to the Licensed Product, as well as summary results of all pre-clinical or clinical studies related to Licensed Product completed during such quarter, including a review of activities as measured against the Development Plan, and shall otherwise keep Alba reasonably informed as to its activities and the status of its efforts with respect to the achievement of the Milestone Triggers, including, until the occurrence of the first Milestone Trigger, updates on Company’s efforts to raise the capital necessary to accomplish the Development Plan. Company shall actively engage with Alba (including by making available Company’s most senior research and development employee) to answer any questions regarding any Milestone Report and to provide such additional information and documents as Alba may reasonably request with respect thereto.

(c)       If a Milestone Trigger has been achieved during a calendar quarter, the Milestone Report for such calendar quarter shall indicate such achievement.

(d)       Without limiting clause (b) above, Company shall (until all of the Milestone Payments have been made), upon at least ten (10) business days’ prior notice, permit an independent third party accounting firm reasonably acceptable to both parties reasonable access during normal business hours to examine such records at the facilities where such records are customarily kept, as may be necessary for the sole purpose of verifying the calculation and reporting of Net Sales. Such examination shall occur no more frequently than once each calendar year and shall be paid for by Alba, unless the auditor determines that Company undercalculated Net Sales by more than $[***], in which case such examination shall be paid for by Company. The independent accounting firm may only disclose to Alba (i) whether a Milestone Trigger has been achieved or (ii) that Company undercalculated Net Sales.

5.03        Company shall pay each Milestone Payment with respect to a Development Milestone Trigger to Alba within thirty (30) days after providing to Alba notice of the achievement of the applicable Milestone Trigger (whether in a Milestone Report or otherwise). Interest is due on any Milestone Payment payable to Alba under this Agreement. The interest rate is the prime rate plus [***] percent simple interest per annum accruing from the due date.

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

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ARTICLE 6. DATA

6.01       Nothing herein shall be construed to require either party to disclose or deliver to the other party any information or communication that is considered by the disclosing party to be protected by the attorney-client privilege, or is considered by the disclosing party to be attorney work product, without the express written consent of the disclosing party. In no event shall this clause be deemed to permit (i) Alba to withhold any pre-clinical or clinical data or (ii) Company to withhold any data or information required to be included in any Milestone Report prepared for, and delivered to, Alba pursuant to Section 5.02(b) above.

ARTICLE 7. PATENT PROSECUTION

7.01       Company, at company’s expense shall file, prosecute and maintain all patents and patent applications specified in Exhibit B. Company shall have control over all patent matters, provided however, that Company shall allow Alba an opportunity to comment and advise Company on decisions that diminish or limit the scope of any patent or application. If Company elects to abandon any patent application (except for purposes of filing a continuation application) or patent in any country, Company shall notify Alba in writing at least thirty (30) days prior to any filing or payment due date or any other deadline that requires action to avoid loss of rights and thereafter, Alba shall have the right to control the filing, prosecution, and/or maintenance of such patent application or patent in such country at its own expense. By written notification to Alba at least thirty (30) days in advance of any filing or response deadline, or fee due date, company may elect not to have a particular patent application maintained in any particular country or not to pay expenses associated with filing, prosecuting or maintaining a particular patent application or patent, provided that company pays for all costs incurred up to Alba’s receipt of such notification. Upon such notification, Alba may file, prosecute and/or maintain such patent applications or patent in such country at its own expense and for its own benefit, and any rights or license granted hereunder held by company, an affiliate or sublicensee relating to such patent application or patent in such country shall terminate.

ARTICLE 8. CONFIDENTIALITY

8.01       Knowingly or inadvertently, either party may disclose to the other certain Confidential Information. Disclosures by Alba are deemed to refer to disclosures by any Alba officers, directors, employees, consultants or agents. Disclosures by Company are deemed to refer to disclosures by Company officers, directors, employees, consultants or agents. Confidential Information may be disclosed only in accordance with the provisions of this Article.

8.02       Except as hereafter specifically authorized in writing by the disclosing party, the receiving party will not disclose or use the Confidential Information for a period of [***] years after the date of receipt of Confidential Information.

8.03       These obligations of non-disclosure and nonuse do not apply to any Confidential Information which the receiving party can demonstrate by reliable written evidence:

(a)       was generally available to the public at the time of disclosure to the receiving party; or

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

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(b)       was already in the possession of the receiving party at the time of the disclosure, other than pursuant to a confidential disclosure agreement between the parties and not due to any unauthorized act by the receiving party; or

(c)       was developed by the receiving party prior to the disclosure; or

(d)       the receiving party is required by law to disclose.

8.04       These obligations of non-disclosure and nonuse will not continue to apply to any Confidential Information which the receiving party can demonstrate by reliable written evidence:

(a)       has become generally available to the public other than through a breach of this Agreement by the receiving party after disclosure;

(b)       has been acquired by the receiving party on a nonconfidential basis from any third party having a lawful right to disclose it to the receiving party; or

(c)       corresponds to information developed by the receiving party independent of and with no reliance upon the disclosing party’s Confidential Information.

8.05       Each party will use that level of care to prevent the use or disclosure of the other party’s Confidential Information as it exercises in protecting its own Confidential Information, which in no event will be less than a reasonable standard of care.

8.06       All Confidential Information will be clearly marked as confidential by the disclosing party and, if not in written or tangible form when disclosed, will be indicated as confidential upon disclosure and then summarized in writing and so marked as confidential within 30 days after disclosure to the receiving party.

8.07       Notwithstanding the foregoing, Company, its Affiliates and its Sublicensees are permitted to disclose and use the Confidential Information to the extent reasonably necessary to exercise Company’s license or sublicenses hereunder, or to comply with Federal reporting requirements, provided that any disclosure is made subject to written confidentiality restrictions consistent with those accepted by Company in this Agreement. During the Term and after execution of the Asset Purchase Agreement, any Confidential Information related to Licensed Product shall be deemed to constitute Confidential Information of Company.

8.08       Upon termination of this Agreement (unless terminated by virtue of execution of the Asset Purchase Agreement), (i) Company will return to Alba all material which is Confidential Information of Alba, together with all copies and other forms of reproduction, except that a single archive copy may be kept in Company’s legal files, and (ii) Alba will return to Company all material which is Confidential Information of Company, together with all copies and other forms of reproduction, except that a single archive copy may be kept in Alba’s legal files. Each party agrees that termination of this Agreement does not alter the [***] year obligation of confidentiality set forth in Section 8.02.

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

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ARTICLE 9. [INTENTIONALLY OMITTED]

ARTICLE 10. INFRINGEMENT

10.01     Alba and Company agree to notify each other promptly of each infringement or possible infringement of the Patent Rights of which either party becomes aware.

10.02     Company may (a) bring suit in its own name, at its own expense, and on its own behalf for infringement of presumably valid claims in the Patent Rights licensed to Company; (b) in any such suit, enjoin infringement and collect for its use damages, profits, and awards of whatever nature recoverable for such infringement; and (c) settle any claim or suit for infringement of the Patent Rights. Company may not compel Alba to initiate or join in any such suit for patent infringement. Company may request Alba to initiate or join in any such suit if necessary to avoid dismissal of the suit. If Alba is made a party to any such suit, Company will reimburse and indemnify Alba for any costs, expenses, or fees which Alba incurs as a result of its joinder. In all cases, Company agrees to keep Alba reasonably apprised of the status and progress of any litigation.

10.03      If an infringement action or a declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights is brought against Company or raised by way of counterclaim or affirmative defense in an infringement suit brought by Company under Section 10.02, Company may (a) defend the suit in its own name, at its own expense, and on its own behalf for presumably valid claims in the Patent Rights; (b) in any such suit, ultimately enjoin infringement and collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and (c) settle any claim or suit for damages or a declaratory judgment involving the Patent Rights, including the granting of further licenses on sublicenses, provided that Company does not admit Alba’s infringement or concede invalidation of any Patent Rights, without Alba’s prior written consent, respectively. Alba consent will not be unreasonably withheld. Company may not compel Alba to initiate or join in any such suit. Company may request Alba to initiate or join in any such suit if necessary to avoid dismissal of the suit. If Alba is made a party to any such suit, Company will reimburse and indemnify Alba for any costs, expenses, or fees which it incurs as a result of its joinder. In all cases, Company agrees to keep Alba reasonably apprised of the status and progress of any litigation.

10.04     Company will not settle any action described in Section 10.02 or 10.03 without first notifying Alba. In any action under Sections 10.02 or 10.03, the expenses of Company and Alba, including costs, fees, attorney fees, and disbursements, will be paid by Company.

10.05     Alba will cooperate reasonably with Company in connection with any action under Sections 10.02 or 10.03. Alba agrees to provide prompt access to all necessary documents and to render reasonable assistance in response to requests by Company.

10.06     Alba has a continuing right to intervene in a suit initiated by Company under Section 10.02 or in a declaratory judgment action involving the Patent Rights brought against Company under Section 10.03. In either case, if Alba chooses to intervene, Alba will be responsible for its litigation expenses and will be entitled to all recoveries which it obtains for itself as a result of its intervention.

10.07      If Company desires to initiate a suit for patent infringement under Section 10.02, Company will notify Alba in writing within 90 days after giving or receiving notice of infringement under Section 10.01. If Company fails to notify Alba of its intent to initiate suit within the 90 day period or if Company notifies Alba that it does not intend to initiate suit, Alba may initiate suit at its own expense. In such case, Alba is entitled to all recoveries from such action.

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10.08     If an infringement action or a declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights is brought against Company or raised by way of counterclaim or affirmative defense in an infringement suit brought by Company as described in Section 10.02, Company will notify Alba whether Company intends to respond in opposition to such legal action within 15 days after Company’s receipt of notice of the filing of such action. If Company fails to notify Alba of its intent to respond in opposition to such legal action within the 15 day period, or if Company notifies Alba that it does not intend to oppose the action, Alba may respond to the legal action at Alba’s expense. In such case, Alba is entitled to all recoveries from such action.

10.09     Company will cooperate reasonably with Alba in connection with any action described in Sections 10.07 or 10.08. Company agrees to provide prompt access to all necessary documents and to render reasonable assistance in response to requests by Alba.

ARTICLE 11. TERM AND TERMINATION

11.01     Unless sooner terminated in accordance with any of the succeeding provisions of this Article 11, this Agreement will continue in full force and effect. Upon payment of Milestone Payment 4, the licenses granted herein shall thereafter be perpetual and irrevocable. Upon payment of Milestone Payment 8, the licenses granted herein shall thereafter be perpetual, irrevocable and royalty free.

11.02     Should Company fail to pay Alba any sum due and payable under this Agreement prior to and including Milestone Payment 4, Alba may terminate this Agreement on thirty (30) days written notice, unless Company pays Alba within the thirty (30) day period all delinquent sums together with interest due and unpaid. Upon expiration of the thirty (30) day period, if Company has not paid all sums and interest due and payable, the parties will enter into a thirty (30) day Cure Period during which time, both parties will attempt to resolve the non-payment. If no resolution is reached at the end of the Cure Period, then the rights, privileges, and licenses granted under this Agreement will terminate.

11.03     Prior to the First Commercial Sale of a Licensed Product to a Third Party, Company is considered diligent with regard to development of a Licensed Product as long as Company updates and reports progress against the Development Plan in its Milestone Reports and as long as Company continues to use Commercially Reasonable Efforts pursuant to Section 4.01 above to accomplish the Development Plan as it relates to Licensed Products.

11.04     If Alba reasonably believes that Company is not diligent in development of Licensed Product based upon the criteria set forth in Section 11.03, then Alba may assert a breach and its termination rights under Section 11.05 below and invoke the dispute resolution procedures in Section 18.

11.05     In the event that prior to the First Commercial Sale of a Licensed Product to a Third Party Company, an Affiliate or a Sublicensee breaches Sections 3.02, 3.03, 3.04, 4.01, 5.02, 5.03, 10.04(a), 12.01, 15.02, 16.01 or 16.02, Alba may terminate this Agreement upon 90 days written notice to Company. However, if the breach is corrected within the 90-day period and Alba is reimbursed for all damages directly resulting from the breach, this Agreement will continue in full force and effect and Alba will so notify Company in writing.

11.06     Expiration or termination of this Agreement does not relieve either party of any obligation for payment and reporting which arises before expiration or termination including obligations under Articles 5 and 7 (but only for expenses incurred before termination). Articles 2, 10, 13, 14, 15, 16, 17, and 18 and Sections 6.03, 11.07, 11.08 and 19.09 will survive expiration or termination. Article 8 and Sections 19.02 will survive expiration or termination and will expire in accordance with their terms. Other sections of this Agreement will be effective after expiration or termination where that intent is clear from the content of those sections

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11.07     Upon termination of this entire Agreement pursuant to Section 11.05, any Sublicensee not in default may seek a license directly from Alba to practice Patent Rights within the licensed field set out in its sublicense and upon the consideration stated in its sublicense to the extent such consideration has not previously been paid to Company. Alba will permit a Sublicensee not in default to continue use of Patent Rights for a period of up to 60 days (the “Continuation Term”) after termination of this Agreement while Alba and the Sublicensee negotiate, such license to be consistent with the terms of this Agreement subject to appropriate amendments of Article 5 and relevant definitions to substitute the consideration and field of use provisions from the sublicense. Should Alba and the Sublicensee fail to agree upon an amendment within the Continuation Term, they will submit the definition and consideration provisions in dispute between them to commercial arbitration for resolution, and include the resulting provisions in a license. Prior to the Continuation Term, and in consideration of the opportunity to enter into a license agreement with Alba, a Sublicensee seeking a license from Alba must tender to Alba a written agreement to pay running royalties and milestone payments to Alba with respect to Net Sales during the Continuation Term and any subsequent period of arbitration upon the terms that running royalties and milestones due Alba from the Company would be calculated in this Agreement, or to pay running royalty and milestone payments at the rate provided in the sublicense, whichever is greater.

11.08     Upon the termination of this Agreement (unless terminated by virtue of execution of the Asset Purchase Agreement), and notwithstanding anything to the contrary in Section 8.09 above, at Alba’s request, Company will (a) execute a document acknowledging the license rights that have expired or terminated (b) execute any and all documents necessary to assign all Company Improvements to Alba and (c) make a good faith effort to transfer to Alba any other data, information or results, relating to the Licensed Products, obtained by Company during the term of this Agreement, whether or not the same constitutes Company Confidential Information.

ARTICLE 12. ASSIGNABILITY

12.01      Company may assign this Agreement to an Affiliate or to a successor to all or substantially all of Company’s assets or business related to Licensed Product. Company may not otherwise assign or transfer this Agreement without the prior written consent of Alba, which will not be unreasonably withheld.

12.02      Alba may assign this Agreement to a successor-in-interest but Alba may not otherwise assign or transfer this Agreement without the prior written consent of Company, which will not be unreasonably withheld.

ARTICLE 13. APPLICABLE LAW; WAIVER

13.01      This Agreement is made and construed in accordance with the laws of the State of Delaware without regard to choice of law issues, except that all questions concerning the construction or effect of patents will be decided in accordance with the laws of the country in which the particular patent concerned has been granted.

13.02     Each Party submits itself to the jurisdiction and venue of any state of federal court located in the State of Delaware.

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13.03     Alba and Company waive their rights to trial by jury as to any litigation between them relating to this Agreement.

ARTICLE 14. INTEGRATION AND INTERPRETATION

14.01     This Agreement, together with any Exhibits specifically referenced and attached, embodies the entire understanding between Company and Alba with respect to the subject matter hereof. There are no contracts, understandings, conditions, warranties or representations, oral or written, express or implied, with reference to the subject matter of this Agreement that arc not merged in this Agreement.

14.02     This Agreement is negotiated as an arm’s-length business transaction. Draftsmanship will not be taken into account in construing the Agreement.

14.03     If any condition or provision in any Article of this Agreement is held to be invalid or illegal or contrary to public policy by a court of competent jurisdiction from which there is no appeal, this Agreement will be construed as though the provision or condition did not appear. The remaining provisions of this Agreement will continue in full force and effect.

ARTICLE 15. REPRESENTATIONS AND WARRANTIES

15.01     Alba hereby represents that, as of the date of execution by the officer (a) Alba has full right, title, and interest in and to the Patent Rights identified in Exhibit B (unless otherwise noted as co-owned on Exhibit B); (b) to the knowledge of the executing Alba officer, the Patent Rights identified in Exhibit B are not the subject matter of any currently pending claims, actions or litigation involving Alba, and Alba has not been informed of any related matters or litigation contemplated either by Alba or any Third Party; (c) Alba is unaware that any person disputes inventorship or ownership of Patent Rights as described in this Agreement; (d) to the knowledge of the executing Alba officer, the Transferred Contracts are in full force and effect, binding and enforceable upon Alba and the other parties thereto; (e) Alba and each other party to Transferred Contracts are in material compliance therewith; (f) to the knowledge of the executing Alba officer, Alba all pre-clinical studies conducted by or on behalf of Alba with respect to Licensed Product were conducted in compliance with all applicable laws and standards applicable to pharmaceutical development; (g) to the knowledge of the executing Alba officer, Alba has disclosed to Company prior to the Effective Date all preclinical and clinical data related to Licensed Product known to Alba; and (h) to the knowledge of the executing Alba officer, neither Alba nor any of its Affiliates nor any Third Party owns or controls any intellectual property related to Licensed Products which is not licensed to Company hereunder or under the accompanying Sublicense with the University of Maryland. Alba warrants that the officer of Alba executing this Agreement is authorized to do so on behalf of Alba. Alba EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND PATENT VALIDITY, WITH RESPECT TO PATENT RIGHTS. ALBA EXPRESSLY DISCLAIMS ANY RELIANCE ON ANY AND ALL OF ALBA’S CLINICAL OR TOXOCOLOGY TRIAL DATA AND RESULTS, AND COMPANY HEREBY ACKNOWLEDGES THAT ALBA SHALL HAVE NO LIABILITY FOR COMPANY’S DECISION TO ADVANCE THE LICENSED PRODUCT IN RELIANCE ON SUCH DATA AND RESULTS.

15.02     Company hereby represents and warrants to Alba that: (a) Company has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement; (b) the execution, delivery and performance by Company of this Agreement do not contravene or constitute a default under any provision of applicable law or of any agreement, judgment, injunction, order, decree, or other instrument binding upon Company; and (c) the officer of the Company executing this Agreement has been authorized by the Company’s board of directors or governing body to execute this Agreement as the act of the Company.

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ARTICLE 16. CLAIMS, INDEMNIFICATION AND INSURANCE

16.01     Company warrants and represents that it maintains comprehensive liability insurance coverage for itself, its officers, employees and agents, in the minimum amounts of $[***] per claim and $[***] aggregate (inclusive of umbrella coverage), applicable to bodily injury and property damage. Prior to the initiation of any human trials in any geographical location with any products, processes, or protocols developed either by Company, its Affiliates, or Sublicensees or their officers, servants, or agents, or by Third Parties acting on behalf of or under authorization from Company, its Affiliates or Sublicensees, using licensed Patent Rights, the Company will establish and maintain Product & Clinical Trials Liability insurance coverage in the amount of $[***] per claim and $[***] aggregate. Company warrants that its liability insurance will cover contractually assumed obligation for product liability claims referred to in Section 16.03, when/if human clinical trials are commenced. Alba acknowledges that Company’s liability insurance will not cover indemnity claims related to patent infringement referred to in Section 16.03. A certificate evidencing the required insurance coverage will be delivered to Alba: (i) at or before execution of this Agreement; (ii) each time there is a change in Company’s insurance coverage; and (iii) each time Company’s insurance coverage is renewed. Company agrees to require its insurance carrier(s) to notify Alba within 15 days prior to cancellation of Company’s insurance coverage, except in the case of cancellation for nonpayment of premium, where 10 days advance notice will be provided. If Company does not secure liability insurance written on an occurrence basis, but instead secures liability insurance written on a claims-made basis, Company warrants that it will purchase extending reported coverage or otherwise provide insurance satisfying its obligations hereunder for a period of not less than [***] years following termination of this Agreement.

16.02     (a)         Company will defend, indemnify, and hold harmless Alba, Alba Personnel and Alba Affiliates, and their, officers, employees, and agents (each individually an “Alba Party” and all, collectively “Alba Parties”), against any and all claims, costs or liabilities, including attorney’s fees and court costs at trial and appellate levels, for any loss, damage, personal injury, or loss of life:

1.       caused by the actions of Company, its Affiliates, or Sublicensees, or their officers, servants, or agents, or Third Parties acting on behalf of or under authorization from Company, its Affiliates or Sublicensees, in the performance of this Agreement;

2.       arising out of use of licensed Patent Rights by Company, its Affiliates, or Sublicensees or their officers, servants, or agents, or by any Third Party acting on behalf of or under authorization from Company, its Affiliates, or Sublicensees; or

3.       arising out of use by a Third Party of products, processes, or protocols developed either by Company, its Affiliates, or Sublicensees or their officers, servants, or agents, or by Third Parties acting on behalf of or under authorization from Company, its Affiliates or Sublicensees, using licensed Patent Rights, provided such use was consistent with any instructions, protocols or supervision provided by Company.

(b)       Alba will defend, indemnify, and hold harmless Company, Company Personnel and Company Affiliates, and their officers, employees, and agents (each individually a “Company Party” and all, collectively “Company Parties”), against any and all claims, costs or liabilities, including attorney’s fees and court costs at trial and appellate levels, for any loss, damage, personal injury, or loss of life:

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

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1.       caused by the actions of Alba or its Affiliates or their officers, servants, or agents, or Third Parties acting on behalf of or under authorization from Alba or its Affiliates or Sublicensees;

2.       arising out of use of licensed Patent Rights by Alba, its Affiliates or their officers, servants, or agents, or by any Third Party acting on behalf of or under authorization from Alba or its Affiliates;

3.       arising out of use, prior to the Effective Date, by a Third Party of products, processes, or protocols developed either by Alba or its Affiliates or their officers, servants, or agents, or by Third Parties acting on behalf of or under authorization from Alba or its Affiliates, using licensed Patent Rights, provided such use was prior to the Effective Date and consistent with any instructions, protocols or supervision provided by Alba.

(c)       Company’s agreement to defend, indemnify and hold harmless a Alba Party is conditioned upon and Alba’s agreement to defend, indemnify and hold harmless a Company Party is conditioned upon:

1.       Alba or Company promptly notifying the other in writing after it receives notice of a claim, and

2.       the Alba Party or Company Party seeking indemnification fully cooperating with Alba and the Company in the defense of the claim.

(d)       Company’s agreement to defend, indemnify and hold harmless a Alba Party will not apply to any claim, cost, or liability attributable to the negligent act or willful misconduct of the Alba Party or a Third Party acting outside the direction or control of Company. Alba’s agreement to defend, indemnify and hold harmless a Company Party will not apply to any claim, cost, or liability attributable to the negligent act or willful misconduct of the Company Party or a Third Party acting outside the direction or control of Alba.

16.03       Alba and Company further agree that nothing in this Agreement will be interpreted as a denial to either party of any remedy or defense available to it under the laws of the State of Delaware.

ARTICLE 17. ADVERTISING AND PUBLICITY

17.01       Neither party will use the name of the other or any of its employees or personnel, or any adaptation thereof, in any advertising, promotional, or sales literature without prior written consent obtained from the other party. Either party may publicize the fact that the parties have made this Agreement.

ARTICLE 18. DISPUTE RESOLUTION

If a dispute between the parties related to this Agreement arises, either party, by notice to the other party, may have the dispute referred to the parties’ respective officers designated below, or their successors, for attempted resolution by good faith negotiations within 30 days after the notice is received. The designated officers are as follows:

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For Company:	Chief Executive Officer
For Alba:	Chief Executive Officer

In the event the designated officers are not able to resolve the dispute within this 30 day period, or any agreed extension, they will confer in good faith with respect to the possibility of resolving the matter through mediation with a mutually acceptable Third Party or a national mediation organization. The parties agree that they will participate in any mediation sessions in good faith in an effort to resolve the dispute in an informal and inexpensive manner. All expenses of the mediator will be shared equally by the parties. Any applicable statute of limitations will be tolled during the pendency of a mediation initiated under this Agreement. Evidence of anything said or any admission made in the course of any mediation will not be admissible in evidence in any civil action between the parties. In addition, no document prepared for the purpose of, or in the course of, or pursuant to, the mediation, or copy thereof, will be admissible in evidence in any civil action between the parties. However, the admissibility of evidence will not be limited if all parties who participated in the mediation consent to disclosure of the evidence.

ARTICLE 19. MISCELLANEOUS

19.01     No license or right is granted by implication or otherwise with respect to any patent application or patent owned by either party, unless specifically set forth in this Agreement.

19.02     Neither party is liable for failure or delay in performing any of its obligations under this Agreement if the failure or delay is required in order to comply with any governmental regulation, request or order, or necessitated by other circumstances beyond the reasonable control of the party so failing or delaying, including but not limited to Acts of God, war (declared or undeclared), insurrection, fire, flood, accident, labor strikes, work stoppage or slowdown (whether or not such labor event is within the reasonable control of the parties), or inability to obtain raw materials, supplies, power or equipment necessary to enable a party to perform its obligations. Each party will: (a) promptly notify the other party in writing of an event of force majeure, the expected duration of the event and its anticipated effect on the ability of the party to perform its obligations; and (b) make reasonable efforts to remedy the event of force majeure.

19.03     All notices, consents and other communications required or allowed under this Agreement must be in writing and are effective upon receipt: (a) when delivered by hand; or (b) when received by the addressee after being mailed by registered or certified mail (air mail if mailed overseas), return receipt requested; or (c) when received by the addressee, by delivery service (return receipt requested), in each case addressed to the party at its address set forth below (or to another address that a party may later designate by notice to the other party):

If to Alba:	Alba Therapeutics Corporation 100 International Drive, 23rd Floor Baltimore, MD 21202

Copy to:	Morgan, Lewis & Bockius LLP One Federal Street Boston, MA 02110 Attn: and Mark Hayman, Esq.

If to Company:	Innovate Biopharmaceuticals, Inc. 8601 Six Forks Road Suite 400 Raleigh, NC 27615

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Copy to:	Hutchison PLLC 3110 Edwards Mill Road, Suite 300 Raleigh, NC 27612 Attn: Bill Wofford, Esq.

19.04     This Agreement, including Exhibits, may not be amended, nor may any right or remedy of either party be waived, unless the amendment or waiver is in writing and signed by a duly authorized representative of each party.

19.05     A failure or delay by a party in exercising any of its rights or remedies under this Agreement does not constitute a waiver of the rights or remedies, nor does any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the parties provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

19.06     Alba and Company are not (and nothing in this Agreement may be construed to constitute them as) partners, joint venturers, agents, representatives or employees of the other, nor is there any status or relationship between them other than that of independent contractors. Neither party has any responsibility nor liability for the actions of the other party except as specifically provided in this Agreement. Neither party has any right or authority to bind or obligate the other party in any manner or make any representation or warranty on behalf of the other party.

19.07     Unless otherwise provided, all costs and expenses incurred in connection with this Agreement will be paid by the party which incurs the cost or expense, and the other party has no liability for such cost or expense.

19.08     This Agreement is not intended to create, and does not create, enforceable legal rights as a third party beneficiary or through any other legal theory on the part of any Section 16.02.

19.09     This Agreement is signed in duplicate originals. The headings used in this Agreement are for convenience of reference only and do not affect the meaning or construction of this Agreement.

19.10     Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement. Without limiting the generality of the foregoing, in the

[signature page to follow]

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The parties have caused this Agreement to be executed by their duly authorized representatives on the dates indicated below.

Company:

Innovate Biopharmaceuticals, Inc.

By:	/s/ Jay P Madan
Name:	Jay P Madan
Title:	President

Alba:

Alba Therapeutics Corporation

By:	/s/ Wendy Perrow
Name:	Wendy Perrow
Title:	CEO

[Signature Page to License Agreement]

EXHIBIT A

COPYRIGHTS & TRADEMARKS

A.	Celiac Disease Patient Reported Outcome (CeD PRO) Instrument

1.	Certificate of Registration of the Celiac Disease PRO Questionnaire, Registration Number TXu-780-192, effected date of registration October 13, 2011

2.	Copyright Certificate of Registration No. TXu-780-192, letter regarding the Registration of Celiac Disease PRO Questionnaire, dated February 21 2012

B.	Trademark Status Chart

[***]

C.	Wheat Character

[***]

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

EXHIBIT A-1

INVENTORY

[***]

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

EXHIBIT B

PATENT RIGHTS

(*co-owned with University of Maryland, Baltimore)

[***]

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

EXHIBIT C

FORM OF UMD SUBLICENSE

[Filed as Exhibit 10.1 to the Form 10-K for the year ended December 31, 2017]

EXHIBIT D

TRANSFERRED CONTRACTS

[***]

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

EXHIBIT E

DEVELOPMENT PLAN

[***]

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.